Exhibit 99.1

Contact:	Stephen Forsyth	203-573-2213

Pre-Announcement

Chemtura 2007 Fourth Quarter Pre-tax Results

•      Net sales rise 10% led by increases in the Performance Specialties and Crop Protection segments

•      Operating profit rose 200% (GAAP basis) and 162% (non-GAAP basis)

The Company has not yet finalized its tax accounting as of December 31, 2007.  As a result, the Company has concluded to issue this pre-announcement of its fourth quarter 2007 results.  The announcement includes the performance of the Company and its business segments on a GAAP and non-GAAP pre-tax earning basis.  The Balance Sheet and Cash Flows have been omitted in this presentation.  The Company will release its complete financial statements for the fourth quarter and full year 2007 upon completion of its tax accounting.

MIDDLEBURY, CT – February 14, 2008 – Chemtura Corporation (NYSE: CEM; the “Company”) pre-announced its earnings from continuing operations before income taxes of $2 million for the fourth quarter of 2007 and earnings from continuing operations before income taxes of $33 million on a non-GAAP basis.  Earnings from discontinued operations before income taxes of $6 million for the fourth quarter of 2007.

The discussion below includes information on both a GAAP and non-GAAP basis.  The Company has presented the non-GAAP financial information because management uses non-GAAP information internally to evaluate and manage the performance of the Company’s operations and believes that the non-GAAP financial information provides useful information to investors.  A reconciliation of the GAAP and non-GAAP financial information has been provided in the supplemental schedules included in this release.

The following is a summary of the fourth quarter results on a GAAP basis:

(In millions)	Fourth quarter
	2007	2006	% change
Net sales	$891	$809	10%
Operating profit (loss)	$24	$(24)	200%
Earnings (loss) from continuing operations before income taxes	$2	$(50)	104%
Earnings from discontinued operations before income taxes	$6	$8	25%

The following is a summary of fourth quarter results on a non-GAAP basis:

(In millions)	Fourth quarter
	2007	2006	% change
Net sales	$891	$809	10%
Operating profit	$55	$21	162%
Earnings (loss) from continuing operations before income taxes	$33	$(11)	400%
Earnings from discontinued operations before income taxes	$6	$8	25%

“Our fourth quarter results demonstrated much of the progress we have made in 2007.  As expected, we strongly outperformed the fourth quarter of 2006, but we also improved over the first and third quarters of 2007”, said Robert L. Wood, chairman and CEO.

“Three of our four business units continued to show improvement in operating profitability.  Our Performance Specialties and Crop Protection business generated particularly strong performances, with revenue growth and expanded operating margins.  Performance Specialties showed the benefit of the Kaufman acquisition and grew its petroleum additive products business.  Consumer Products delivered improved profitability despite being in its winter season.

“We continue to make progress in restructuring and repositioning our Polymer Additives business as is evident by our pending sale of the oleochemicals business and the growth in PVC revenues.  However, this was a quarter when progress was not readily visible.  Sales volume growth was muted by higher revenues from applications such as PVC being offset by lower revenues in products such as clear brine fluids.  Electronic revenues recovered after the trough of the third quarter to levels comparable to a year ago.  Year-over-year operating income performance primarily reflects the increases in raw material cost, particularly tin and natural oils and fats, which have only been offset in part by increased selling prices.

“The quarter saw further progress in our cost reductions actions.  The $1 million reduction in SGA&R compared to the fourth quarter of 2006 understates our progress.  Spending for the quarter was down about 10% from a year ago before reflecting the increase in SGA&R from the Kaufman acquisition, the net impact of non-recurring items and foreign currency translation due to the weaker US dollar.  SGA&R was 12% of sales in the quarter compared to 13% of sales in the fourth quarter of 2006.

“As we now look forward to 2008, we expect a year of improvement, although the normal seasonal weakness of the first quarter will likely result in performance at levels comparable to 2007.  Our portfolio restructuring is primarily focused on completing the transformation of our Polymer Additives business.  We are making good progress in recovering the cost of rising raw material through price increases and our cost reduction actions are taking hold.  The diversity of our business portfolio and our restructuring programs will serve us well in mitigating the possible impacts of a slowing economy.  2008 will be a year of transformation and our focus on executing our improvement plans.”

Fourth Quarter 2007 Business Segment Highlights

•      Polymer Additives revenues rose 5% or $21 million compared with the fourth quarter of 2006.  Increased prices to offset the impact of rising raw material cost contributed $10 million to revenue growth, foreign exchange contributed $7 million and sales volume $4 million.  Sales growth was led by an increase of 21% in sales of PVC additive products, continuing the improvement trend seen in the last two quarters.  Sales to the electronics industry showed the anticipated increase compared to the third quarter of 2007 with tetrabrom revenues up 11%.  However, compared to the fourth quarter of 2006 revenues were essentially flat.  Surfactant and polymerization additives & intermediate revenues also grew.  However, this growth was offset by lower sales of antioxidant products and clear brine fluids.  Non-GAAP operating profit declined 9% compared to the fourth quarter of 2006, primarily due to increases in raw material costs of $21 million, in particular related to tin and natural oils and fats, but also due to manufacturing variances and the weaker US dollar.  These cost pressures were offset in part by selling price increases and cost reductions.  On a GAAP basis, this business segment incurred a small loss after reflecting a charge related to the change in the useful life of property, plant and equipment.

•      Performance Specialties revenues increased 43% or $70 million compared with the fourth quarter of 2006 and operating income rose 45% or $13 million.  The Kaufman acquisition contributed approximately $50 million or 31% to the growth in revenues, and $9 million or 35% to growth in operating profit.  Petroleum additive and urethane products increased selling prices, recovering the increases in raw material costs, and realized substantial improvement in their product mix.

•      Consumer Products revenues declined 4% or $5 million compared with the fourth quarter of 2006.  The decline in sales is due to product mix, partially offset by higher selling prices and favorable foreign exchange.  Operating income rose 8% or $1 million primarily due to the net benefit of changes in price and product mix.

•      Crop Protection revenues were up 27% or $19 million compared with the fourth quarter of 2006.  The increase in sales volume is primarily due to increased global demand for insecticide products and greater agricultural demand across Europe.  Operating income rose 382% or $18 million in the fourth quarter as compared with the same quarter of 2006 largely from improvements to product mix, favorable foreign translation, lower bad debt provisions attributable to Latin America than in 2006 and a nonrecurring gain totaling $4 million.

•      Corporate expense for the quarter was $30 million, which included $10 million of amortization expense related to intangibles.  The fourth quarter showed a significant improvement over the third quarter 2007 expense of $40, which included $11 million of amortization expense.  Corporate expenses in the fourth quarter of 2007 were at a comparable level to the fourth quarter of 2006 – that quarter included $10 million of amortization expense.

Fourth Quarter 2007 Significant Transactions and Events

•      The Company continued to incur charges related to the company-wide restructuring plan and other restructuring initiatives announced in the second quarter of 2007.  The Company recorded a fourth quarter pre-tax charge for severance and related costs of $2 million related to these actions.

•      During the quarter the Company launched an initiative to consolidate its multiple ERP systems on a single SAP platform over the next eighteen months.  This action will permit the simplification and standardization of business processes.  As a result of this decision, the Company impaired $3 million of construction in progress costs related to software, which now will not be utilized and started to accelerate the depreciation of the capital cost of its legacy ERP systems to reflect their revised expected useful life.

•      On October 31, 2007, the Company announced that it sold its optical monomers business.  Included in the transaction was the Company’s Ravenna, Italy manufacturing facility.  The optical monomers business is reported as a discontinued operation in this release.

•      On December 14, 2007, the Company signed an asset purchase agreement to sell its fluorine chemical business.  The transaction closed on January 31, 2008 and will be reported in the Company’s financial statements for the first quarter of 2008.  The fluorine business is reported as a discontinued operation in this release.

•      On December 31, 2007, the Company employed 5,144 people, a 5% reduction in the fourth quarter.  Additional reductions are expected as the Company completes its divestiture actions.

•      On January 25, 2008, the Company announced that it has reached agreement to sell its global oleochemicals business including its Memphis, TN plant and expects the transaction to close in the first quarter of 2008, subject to financing and customary closing conditions.

Fourth Quarter Results - GAAP

•      Revenue for the quarter was $891 million, or 10% above fourth quarter 2006 revenue of $809 million.  The increase in revenue was attributable to $50 million for the Kaufman acquisition, $18 million from positive foreign exchange, and $17 million from higher selling prices which were offset by $3 million of impacts from product mix.

•      Gross profit improved $42 million compared with the same period of 2006.  The Company benefited $17 million from higher selling prices, $16 million from higher volume and mix, $13 million from the Kaufman acquisition, $8 million from favorable manufacturing variances net of cost savings and other cost decreases of $5 million.  Those gains were offset by $24 million in higher raw material and energy costs and $2 million of unfavorable foreign exchange impacts due to the weaker U.S. dollar.  Additionally in the fourth quarter of 2006 there was a $9 million charge for the accelerated recognition of asset retirement obligations.

•      Operating profit increased $48 million in the fourth quarter of 2007 as compared with the same quarter last year.  Operating profit benefited from a $42 million increase in gross profit, $16 million decrease in antitrust costs, a $5 million decrease in facility closures, severance and related costs and other cost decreases of $3 million, offset by an increase of $15 million in costs related to the change in the useful life of property, plant and equipment and an impairment of long-lived assets of $3 million.

•      Earnings from continuing operations before income taxes for the fourth quarter of 2007 were $2 million compared with a loss of $50 million for the fourth quarter of 2006.  The $52 million increase primarily relates to the $48 million increase in operating profit discussed above, a $12 million increase in foreign exchange gains and $2 million in other cost decreases.  These earnings were partially offset by the absence of the $6 million gain in the fourth quarter of 2006 on sale of the Company’s equity interest in the Davis Standard venture and an increase of $4 million in minority interest expense.

Fourth Quarter Non-GAAP Results

•      On a non-GAAP basis, fourth quarter 2007 gross profit was $210 million, or 24% of net sales, as compared with fourth quarter 2006 non-GAAP gross profit of $177 million, or 22% of net sales.

•      On a non-GAAP basis, fourth quarter 2007 operating profit was $55 million, or 6% of net sales, as compared with fourth quarter 2006 non-GAAP operating profit of $21 million, or 3% of net sales.

•      Non-GAAP earnings from continuing operations before income taxes in 2007 and 2006 exclude charges of $31 million and $39 million, respectively, primarily related to the change in useful life of property, plant and equipment, antitrust costs, facility closures, severance and related costs, accelerated recognition of asset retirement obligations, gain on sale of equity interest in joint venture and impairment of long-lived assets.  The amounts associated with these charges are detailed on page 12 of this release.

•      Chemtura’s non-GAAP tax rate of 35% represents the expected effective tax rate for the Company’s core operations.  The Company has chosen to apply this rate to non-GAAP pre-tax income beginning in the third quarter of 2007 to better reflect underlying operating performance.

•      Non-GAAP earnings from discontinued operations before income taxes include earnings from the EPDM, optical monomers and fluorine businesses of $6 million and $8 million for the quarters ended December 31, 2007 and 2006, respectively.

Cash Flows – GAAP

•      Cash and cash equivalents were $77 million as of December 31, 2007 compared to $95 million as of December 31, 2006.

•      The Company’s total debt as of December 31, 2007 was $1,063 million as compared with $1,111 million as of December 31, 2006.

•      The Company’s sales of accounts receivable under its securitization programs were $239 million as of December 31, 2007, $303 million as of September 30, 2007 and $279 million as of December 31, 2006.

Fourth Quarter Earnings Q&A Teleconference

Copies of this release as well as informational slides will be available on the Investor Relations section of the Company’s website at www.chemtura.com.  The Company will host a teleconference to review these results on Friday, February 15, at 9:00 a.m. EST.  Interested parties are asked to dial in approximately 10 minutes prior to the start time at (913) 312-0719.  Replay of the call will be available for two weeks starting at 12:00 p.m. EST on Friday, February 15, 2008.  To access the replay, call (719) 457-0820 and enter access code 1715249.

Live Internet access to the 2007 fourth quarter conference call will be available through the Investor Relations section of the Company’s website.  If you need further information pertaining to the call, please contact Shirley Cronan at (203) 573-2213.

Chemtura Corporation, with 2007 sales of $3.7 billion, is a global manufacturer and marketer of polymer additives, performance specialties, consumer products and crop protection.  Additional information concerning Chemtura is available at www.chemtura.com.

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Non-GAAP Financial Measures

The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP).  These non-GAAP financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company.  Excluded items include facility closures, severance and related costs, antitrust costs, merger costs, increased depreciation due to the change in useful life of assets, unusual and non-recurring settlements, and the accelerated recognition of asset retirement obligations.  Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables.  The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends.  In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations.  While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP.  In addition, these non-GAAP financial measures may differ from similarly titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries.

Forward-Looking Statement

This document includes forward-looking statements.  These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•      General economic conditions;

•      Significant international operations and interests;

•      The ability to obtain increases in selling prices to offset increases in raw material and energy costs;

•      The ability to retain sales volumes in the event of increasing selling prices;

•      The ability to absorb fixed cost overhead in the event of lower volumes;

•      Pension and other post-retirement benefit plan assumptions;

•      The ability to successfully  complete the restructuring and turnaround of our Polymer Additives business;

•      The ability to obtain the synergies anticipated from the integration of the Kaufman business and gain sales from new refrigeration lubricant applications;

•      The ability to sustain profitability in our Crop Protection business due to new generic competition and the failure to secure new products and technology.  Additionally, the Crop Protection business is dependent on disease and pest conditions, as well as, local and regional economic conditions;

•      The ability to sell methyl bromide due to regulatory restrictions;

•      Changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Products and Crop Protection segments;

•      Changes in the availability and/or quality of our energy and raw materials;

•      The ability to collect our outstanding receivables;

•      Changes in interest rates and foreign currency exchange rates;

•      Changes in technology, market demand and customer requirements;

•      The enactment of more stringent domestic and international environmental laws and regulations;

•      The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;

•      The ability to successfully complete the execution of our portfolio divestiture plan;

•      The ability to reduce our indebtedness levels;

•      The ability to recover our deferred tax assets;

•      The ability to successfully complete the Company’s new SAP platform initiative;

•      The ability to support the goodwill in our business segments;

•      The ability to remain compliant with our debt covenants or obtain necessary waivers; and

•      Other risks and uncertainties detailed in Item 1A. Risk Factors or in our filings with the Securities and Exchange Commission.

These statements are based on the Company’s estimates and assumptions and on currently available information.  The forward-looking statements include information concerning the Company’s possible or assumed future results of operations, and the Company’s actual results may differ significantly from the results discussed.  Forward-looking information is intended to reflect opinions as of the date this press release was issued and such information will not necessarily be updated by the Company.

CHEMTURA CORPORATION

CHEMTURA CORPORATION

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Net sales	$891	$809	$3,747	$3,458

Cost of products sold	681	641	2,862	2,602
Selling, general and administrative	85	88	393	387
Depreciation and amortization	77	63	269	204
Research and development	16	16	62	61
Facility closures, severance and related costs	2	7	36	5
Antitrust costs	3	19	35	90
Merger costs	—	1	—	17
Loss on sale of assets and businesses	1	—	15	11
Impairment of long-lived assets	3	—	19	80
Equity income	(1)	(2)	(3)	(4)

Operating profit (loss)	24	(24)	59	5
Interest expense	20	21	87	102
Loss on early extinguishment of debt	—	—	—	44
Other expense, net	2	5	13	6

Earnings (loss) from continuing operations before income taxes	$2	$(50)	$(41)	$(147)
Weighted average shares outstanding - basic and diluted	242.0	240.7	241.6	240.5

CHEMTURA CORPORATION

Segment Net Sales and Operating Profit (Loss) (Unaudited)

(In millions of dollars)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
NET SALES

Polymer Additives	$440	$419	$1,806	$1,712
Performance Specialties	231	161	911	670
Consumer Products	111	116	567	566
Crop Protection	91	72	352	311
Other	18	41	111	199
Total Net Sales	$891	$809	$3,747	$3,458

OPERATING PROFIT

Polymer Additives	$(2)	$17	$77	$130
Performance Specialties	39	26	140	115
Consumer Products	7	6	72	70
Crop Protection	22	4	79	48
Other	—	(7)	(6)	(4)
	66	46	362	359

General corporate expense, including amortization	(30)	(34)	(158)	(133)
Change in useful life of property, plant and equipment	(3)	(9)	(40)	(18)
Facility closures, severance and related costs	(2)	(7)	(36)	(5)
Antitrust costs	(3)	(19)	(35)	(90)
Merger costs	—	(1)	—	(17)
Loss on sale of assets and businesses	(1)	—	(15)	(11)
Impairment of long-lived assets	(3)	—	(19)	(80)
Total Operating Profit (Loss)	$24	$(24)	$59	$5

CHEMTURA CORPORATION

Major Factors Affecting Net Sales and Operating Results (Unaudited)

Quarter and Twelve Months ended December 31, 2007 versus 2006

(In millions of dollars)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter Ended December 31,		Twelve Months Ended December 31,
		Pre-tax		Pre-tax
		(Loss)		(Loss)
		Earnings from		Earnings from
	Net	Continuing	Net	Continuing
	Sales	Operations	Sales	Operations

2006	$809	$(50)	$3,458	$(147)

2006 Accelerated Recognition of asset retirement obligation	—	9	—	9
2006 Favorable settlement of contractual matter	—	—	—	(4)
2006 Change in useful life of property, plant and equipment	—	9	—	18
2006 Facility closures, severance and related costs	—	7	—	5
2006 Antitrust costs	—	19	—	90
2006 Merger expense	—	1	—	17
2006 Loss on sale of assets and businesses	—	—	—	11
2006 Asset impairment	—	—	—	80
2006 Interest income on tax settlement	—	—	—	(4)
2006 Gain on sale of equity interest in Davis Standard venture	—	(6)	—	(6)
2006 Loss on early extinguishment of debt	—	—	—	44
	809	(11)	3,458	113

Higher selling prices	17	17	43	43
Unit volume and mix, net of Celogen® foaming agents	(3)	16	13	38
Foreign currency impact	18	(3)	61	(6)
Industrial Water Additives divested business	—	—	(12)	(2)
Kaufman acquisition	50	9	181	23
Other acquisitions and divestitures	—	4	3	10
Manufacturing variances net of cost savings	—	8	—	14
Higher raw materials/energy costs	—	(24)	—	(99)
Decrease in Crop Protection reserve for doubtful accounts	—	7	—	11
Increased legal fees	—	(2)	—	(9)
Increased insurance costs	—	(4)	—	(9)
Higher minority interest expense	—	(4)	—	(7)
Higher A/R securitization fees	—	—	—	(5)
Foreign exchange gain (loss)	—	12	—	21
Lower interest expense	—	1	—	15
Other	—	7	—	(12)
	891	33	3,747	139

2007 Accelerated recognition of asset retirement obligation	—	—	—	(7)
2007 Favorable Settlement on contractual matter	—	2	—	2
2007 Change in useful life of property, plant and equipment	—	(24)	—	(70)
2007 Facility closures, severance and related costs	—	(2)	—	(36)
2007 Antitrust costs	—	(3)	—	(35)
2007 Loss on sale of assets and businesses	—	(1)	—	(15)
2007 Asset impairment	—	(3)	—	(19)

2007	$891	$2	$3,747	$(41)

CHEMTURA CORPORATION

Non-GAAP Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended December 31, 2007				Quarter Ended December 31, 2006
	Non-GAAP				Non-GAAP
	GAAP	Adj.	Non-GAAP		GAAP	Adj.	Non-GAAP

Net sales	$891	$—	$891		$809	$—	$809

Cost of products sold	681	—	681		641	(9)	632
Selling, general and administrative	85	2	87		88	—	88
Depreciation and amortization	77	(24)	53		63	(9)	54
Research and development	16	—	16		16	—	16
Facility closures, severance and related costs	2	(2)	—		7	(7)	—
Antitrust costs	3	(3)	—		19	(19)	—
Merger costs	—	—	—		1	(1)	—
Loss on sale of assets and businesses	1	(1)	—		—	—	—
Impairment of long-lived assets	3	(3)	—		—	—	—
Equity income	(1)	—	(1)		(2)	—	(2)

Operating profit (loss)	24	31	55		(24)	45	21
Interest expense	20	—	20		21	—	21
Loss on early extinguishment of debt	—	—	—		—	—	—
Other expense, net	2	—	2		5	6	11

Earnings (loss) from continuing operations before income taxes	$2	$31	$33	*	$(50)	$39	$(11)

Earnings from discontinued operations before income taxes	$6		$6		$8		$8
Diluted weighted average shares outstanding	242.0		242.0		240.7		240.7

	Quarter	Quarter
	Ended	Ended
Non-GAAP Adjustments consist of the following:	December 31, 2007	December 31, 2006

Accelerated recognition of asset retirement obligation	$—	$9
Favorable settlement on contractual matter	(2)	—
Change in useful life of property, plant and equipment	24	9
Facility closures, severance and related costs	2	7
Antitrust costs	3	19
Merger costs	—	1
Loss on sale of assets and businesses	1	—
Asset impairment	3	—
Gain on sale of equity interest in Davis Standard venture	—	(6)
Pre-Tax	$31	$39

*  The Company applies a 35% rate to its Non-GAAP earnings in accordance with its non-GAAP policies.

CHEMTURA CORPORATION

Non-GAAP Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Twelve Months Ended December 31, 2007			Twelve Months Ended December 31, 2006
	Non-GAAP			Non-GAAP
	GAAP	Adj.	Non-GAAP	GAAP	Adj.	Non-GAAP

Net sales	$3,747	$—	$3,747	$3,458	$—	$3,458

Cost of products sold	2,862	(7)	2,855	2,602	(9)	2,593
Selling, general and administrative	393	2	395	387	4	391
Depreciation and amortization	269	(70)	199	204	(18)	186
Research and development	62	—	62	61	—	61
Facility closures, severance and related costs	36	(36)	—	5	(5)	—
Antitrust costs	35	(35)	—	90	(90)	—
Merger costs	—	—	—	17	(17)	—
Loss on sale of assets and businesses	15	(15)	—	11	(11)	—
Impairment of long-lived assets	19	(19)	—	80	(80)	—
Equity income	(3)	—	(3)	(4)	—	(4)

Operating profit	59	180	239	5	226	231
Interest expense	87	—	87	102	—	102
Loss on early extinguishment of debt	—	—	—	44	(44)	—
Other expense, net	13	—	13	6	10	16

(Loss) earnings from continuing operations before income taxes	$(41)	$180	$139	$(147)	$260	$113

Earnings from discontinued operations before income taxes	$27		$27	$30		$30
Diluted weighted average shares outstanding	241.6		242.1	240.5		241.3

	Twelve Months	Twelve Months
	Ended	Ended
Non-GAAP Adjustments consist of the following:	December 31, 2007	December 31, 2006

Accelerated recognition of asset retirement obligation	$7	$9
Favorable settlement on contractual matter	(2)	(4)
Change in useful life of property, plant and equipment	70	18
Facility closures, severance and related costs	36	5
Antitrust costs	35	90
Merger costs	—	17
Loss on sale of assets and businesses	15	11
Asset impairment	19	80
Interest income on tax settlement	—	(4)
Gain on sale of equity interest in Davis Standard venture	—	(6)
Loss on early extinguishment of debt	—	44
Pre-Tax	$180	$260

CHEMTURA CORPORATION

Non-GAAP Segment Net Sales and Operating Profit (Loss) (Unaudited)

(In millions of dollars)

	Quarter Ended December 31, 2007			Quarter Ended December 31, 2006
	Non-GAAP			Non-GAAP
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
NET SALES

Polymer Additives	$440	$—	$440	$419	$—	$419
Performance Specialties	231	—	231	161	—	161
Consumer Products	111	—	111	116	—	116
Crop Protection	91	—	91	72	—	72
Other	18	—	18	41	—	41
Total Net Sales	$891	$—	$891	$809	$—	$809

OPERATING PROFIT (LOSS)

Polymer Additives	$(2)	$22	$20	$17	$5	$22
Performance Specialties	39	1	40	26	—	26
Consumer Products	7	—	7	6	—	6
Crop Protection	22	—	22	4	—	4
Other	—	—	—	(7)	4	(3)
	66	23	89	46	9	55

General corporate expense, including amortization	(30)	(4)	(34)	(34)	—	(34)
Change in useful life of property, plant and equipment	(3)	3	—	(9)	9	—
Facility closures, severance and related cost	(2)	2	—	(7)	7	—
Antitrust costs	(3)	3	—	(19)	19	—
Merger costs	—	—	—	(1)	1	—
Loss on sale of assets and businesses	(1)	1	—	—	—	—
Impairment of long-lived assets	(3)	3	—	—	—	—

Total operating profit (loss)	$24	$31	$55	$(24)	$45	$21

		Quarter			Quarter
		Ended			Ended
Non-GAAP Adjustments consist of the following:		December 31, 2007			December 31, 2006

Accelerated recognition of asset retirement obligation		$—			$9
Favorable settlement on contractual matter		(2)			—
Change in useful life of property, plant and equipment		24			9
Facility closures, severance and related costs		2			7
Antitrust costs		3			19
Merger costs		—			1
Loss on sale of assets and businesses		1			—
Asset impairment		3			—
		$31			$45

CHEMTURA CORPORATION

Non-GAAP Segment Net Sales and Operating Profit (Unaudited)

(In millions of dollars)

	Twelve Months Ended December 31, 2007			Twelve Months Ended December 31, 2006
	Non-GAAP			Non-GAAP
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
NET SALES

Polymer Additives	$1,806	$—	$1,806	$1,712	$—	$1,712
Performance Specialties	911	—	911	670	—	670
Consumer Products	567	—	567	566	—	566
Crop Protection	352	—	352	311	—	311
Other	111	—	111	199	—	199
Total Net Sales	$3,747	$—	$3,747	$3,458	$—	$3,458

OPERATING PROFIT

Polymer Additives	$77	$31	$108	$130	$5	$135
Performance Specialties	140	1	141	115	—	115
Consumer Products	72	—	72	70	—	70
Crop Protection	79	—	79	48	—	48
Other	(6)	5	(1)	(4)	4	—
	362	37	399	359	9	368

General corporate expense, including amortization	(158)	(2)	(160)	(133)	(4)	(137)
Change in useful life of property, plant and equipment	(40)	40	—	(18)	18	—
Facility closures, severance and related cost	(36)	36	—	(5)	5	—
Antitrust costs	(35)	35	—	(90)	90	—
Merger costs	—	—	—	(17)	17	—
Loss on sale of assets and businesses	(15)	15	—	(11)	11	—
Impairment of long-lived assets	(19)	19	—	(80)	80	—

Total operating profit	$59	$180	$239	$5	$226	$231

		Twelve Months			Twelve Months
		Ended			Ended
Non-GAAP Adjustments consist of the following:		December 31, 2007			December 31, 2006

Accelerated recognition of asset retirement obligation		$7			$9
Favorable settlement on contractual matter		(2)			(4)
Change in useful life of property, plant and equipment		70			18
Facility closures, severance and related costs		36			5
Antitrust costs		35			90
Merger costs		—			17
Loss on sale of assets and businesses		15			11
Asset impairment		19			80
		$180			$226